EXHIBIT 99.2

SHARE PURCHASE AGREEMENT

By and Among

NECKARBURG 26. VV GmbH

(in the future to be known as “CARDIODYNAMICS MANAGEMENT, GmbH”)

CARDIODYNAMICS INTERNATIONAL CORPORATION

and

OLAF SOLBRIG

and

PETER SCHNEIDER

Dated as of April 29, 2004

i

3.25	Products	20

3.26	Disclosure	20

3.27	Investment Representations	21

3.28	Sellers’ Knowledge	22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		22

4.1	Organization	22

4.2	Corporate Authority	22

4.3	No Violation	22

ARTICLE 5 CONDITIONS PRECEDENT OF BUYER		23

5.1	Representations and Warranties	23

5.2	Right of First Refusal Agreement	23

5.3	Co-Sale Agreement	23

5.4	No Actions	23

5.5	Consents	23

5.6	Satisfactory Investigation	24

5.7	Agreements	24

5.8	Material Adverse Change	24

5.9	Certificate of Registration with Commercial Register	24

5.10	Delivery of Closing Balance Sheet	24

ARTICLE 6 CONDITIONS PRECEDENT OF SELLERS		24

6.1	Representations and Warranties	24

6.2	No Actions	24

6.3	Consents	25

6.4	Right of First Refusal Agreement	25

6.5	Co-Sale Agreement	25

6.6	Employment Agreement	25

6.7	Bank Guaranty	25

ARTICLE 7 INDEMNIFICATION		25

7.1	Indemnification by the Sellers for Breach	25

7.2	Indemnification Procedure	27

7.3	Tax Indemnification	29

7.4	Treatment of Indemnity Payments	29

7.5	Definitions	29

7.6	Expenses	30

ARTICLE 8		30

8.1	Sellers’ Covenants	30

8.2	Survival of Representations, Warranties and Covenants of the Sellers	31

8.3	Survival of Representations, Warranties and Covenants of Buyer	31

ARTICLE 9		31

9.1	Buyer’s Covenants	31

9.2	Indemnification; Exclusive Remedy	31

ARTICLE 10 DEFINITIONS		32

10.1	Definitions	32

ARTICLE 11 MISCELLANEOUS		33

11.1	Cooperation	33

11.2	Waiver	33

11.3	Notices	33

11.4	Governing Law and Consent to Jurisdiction	34

11.5	Counterparts	35

11.6	Headings	35

11.7	Entire Agreement	35

11.8	Amendment and Modification	35

11.9	Binding Effect; Benefits	35

11.10	Assignability	35

11.11	Dispute Resolution.	35

Schedule 1.1	Sale of Shares
Schedule 3.3	Subsidiaries and Equity Investments
Schedule 3.5	Capitalization
Schedule 3.6	No Violation
Schedule 3.7	Litigation
Schedule 3.8	Personal Property
Schedule 3.9	Real Property
Schedule 3.12	Tax Matters
Schedule 3.13	Employee Matters
Schedule 3.14	Intellectual Property
Schedule 3.16	Inventory
Schedule 3.18	Absence of Change or Event
Schedule 3.19	Compliance with Law
Schedule 3.20	Contracts and Commitments
Schedule 3.21	Insurance
Schedule 3.22	Affiliate Interests
Schedule 3.23	Customers, Suppliers, Distributors, Etc.
Schedule 3.25	Products
Schedule 4.3	No Violation
Exhibit A	Right of First Refusal Agreement
Exhibit B	Co-Sale Agreement
Exhibit C	Employment Agreement
Exhibit D	Letter of Credit

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of April 29, 2004 (herein, together with the Schedules and Exhibits attached hereto, referred to as this “Agreement”) is entered into by and among Neckarburg 26. VV GmbH, in the future to be known as “CardioDynamics Management, GmbH”, a German corporation (“Buyer”), CardioDynamics Corporation, a California corporation and sole shareholder of Buyer (“CDIC”), Olaf Solbrig (“Solbrig”) and Peter Schneider (“Schneider”) (each of Solbrig and Schneider being referred to herein singly as a “Seller” or collectively as the “Sellers”), with reference to the following:

A. Sellers are the beneficial and record holders of all of the shares of capital stock (the “Shares”) of medis Medizinische Messtechnik GmbH, a German corporation (the “Company”) after giving effect to the following events (the “Required Actions”): (1) the consolidation of Shares held by Solbrig in the nominal amount of DM 12,000, DM 14,000 and DM 50,000 into one share in the nominal amount of DM 76,000; (2) the redemption of all Shares held of record by the Company (with an aggregate nominal amount of DM 62,000); (3) the pro rata allocation of the redeemed Company owned Shares to Schneider and Solbrig such that, after such event, the total nominal amount of Shares shall be DM 150,000, divided into two shares, one share with a nominal amount of DM 129,500 held by Solbrig (Solbrig’s “Shareholding”) and one share with a nominal amount of DM 20,500 held by Schneider (Scheider’s “Shareholding”); and (4) the amendment of the Company’s Articles of Association in order to be able to sell the Shares to Buyer which shall be equal, in the aggregate, to eighty percent (80%) of the total outstanding Shares held by the Sellers and, in furtherance thereof, such amendment is necessary to divide the Shares held by Sellers so that such Shares will be divisible by DM 100; as the Articles of the Company heretofore provide that the Shares need to be dividable by DM 1,000 (“Amendment”).

B. Buyer and CDIC desire to market the Company’s products in the United States, to utilize the Company in selling CDIC’s products throughout Europe and to develop the Company’s technology for use in the Company’s and CDIC’s products.

C. In furtherance of the foregoing, Sellers wish to sell and Buyer wishes to purchase the Shares upon the terms of this Agreement. In connection with certain matters under this Agreement, Sellers’ interest will be represented by, and communications between Buyer and Sellers shall be made through Solbrig (the “Sellers’ Representative”).

NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1

SALE AND PURCHASE OF SHARES

1.1 Obligation to Transfer Shares; Transfer of Title of Transferred Shares.

(a) Each Seller hereby agrees to sell to Buyer the Shares, respectively, set forth in Schedule 1.1 as the “Transferred Shares” which shall equal, in the aggregate, eighty percent (80%) of the total outstanding Shares held by the Sellers and Buyer shall purchase such Transferred Shares for the Consideration provided in Section 1.2.

(b) Accordingly, subject to the terms and conditions hereof, (i) Solbrig hereby divides his share in the nominal amount of DM 129,500 into two shares with the nominal amount of DM 103,600 and DM 25,900 and sells the new share in the nominal amount of DM 103,600 to Buyer and hereby assigns, effective subject to the registration of the Amendment of the Articles of the Company with the Commercial Register of Meiningen Local Court and the payment of the Closing Cash Consideration to be paid at Closing pursuant to Section 1.2 (a) below, such share in the nominal amount of DM 103,600 to Buyer and (ii) Schneider hereby divides his share in the nominal amount of DM 20,500 into two shares with the nominal amount of DM 16,400 and DM 4,100 and sells the new share in the nominal amount of DM 16,400 to Buyer and hereby assigns, effective subject to the registration of the Amendment of the Articles of the Company with the Commercial Register of Meiningen Local Court and the payment of the Closing Cash Consideration to be paid at Closing pursuant to Section 1.2 (a) below, such share in the nominal amount of DM 16,400 to Buyer, respectively. All profits and/or losses applicable to the Transferred Shares of the current year and for past years that have not been distributed to the shareholders of the Company prior to the Closing, shall accrue to Buyer. Each Seller hereby consents to further pledges of the Transferred Shares by the Buyer as collateral security in a bona fide financing arrangement offered by a bank or other similar financial institution.

(c) The execution and notarization of this Agreement will take place at the business of Hubert Hesse, Schiebe Hesse & Collegen, Kaiserstraße 11, 60311 Frankfurt am Main, Germany.

1.2 Consideration for Transferred Shares. Subject to the terms and conditions hereof, Buyer agrees to pay, in consideration for the purchase of the Shares, the following at the times set forth below (collectively, the “Consideration”):

(a) Closing Cash Consideration. At the Closing, the following immediately available funds by wire transfer to accounts specified by Solbrig and Schneider, respectively: (A) Six Hundred Eighty-Three Thousand Eight Hundred Forty Euros (€683,840) to Solbrig and (B) One Hundred Sixteen Thousand One Hundred Sixty Euros (€116,160.00) to Schneider (collectively, the “Closing Cash Consideration”).

(b) Deferred Cash Consideration. The following funds by wire transfer to accounts specified by Solbrig and Schneider, respectively: (A) One Hundred Twenty-Nine Thousand Nine Hundred Twenty-Nine and 60/100dths Euros (€129,929.60) to Solbrig and (B) Twenty-Two Thousand Seventy and 40/100dths Euros (€22,070.40) to Schneider, in each case, on each April 29, to occur in 2005, 2006, 2007, 2008 and 2009 (the “Deferred Cash Consideration”).

(c) Restricted Stock. At the Closing, Buyer shall cause CDIC, on behalf of Buyer, to instruct CDIC’s stock transfer agent to issue (pursuant to instructions set forth on a letter, printed on CDIC’s letterhead, executed by an authorized signatory of CDIC and dated the date of the Closing) to the Sellers certificates representing the following number of unregistered shares (“CDIC Stock”) of common stock of CDIC: (A) Eighty-Five Thousand Four Hundred Eighty (85,480) shares of CDIC Stock issued in the name of

Solbrig and (B) Fourteen Thousand Five Hundred Twenty (14,520) shares of CDIC Stock issued in the name of Schneider (collectively, the “Closing Stock Consideration”). CDIC shall include the CDIC Stock in any registration statement that CDIC files in twelve months after the Closing on a form which would also permit the registration of the shares of the CDIC Stock.

1.3 Closing Transactions.

(a) On or before the date hereof, the Sellers shall have delivered to Buyer the following:

(i) all share books, share transfer ledgers, minute books and corporate seals of the Company , including, without limitation: (1) a copy of the notarized Shareholders’ resolution by which the Required Actions have been approved; (2) a certified copy of the notarized Shareholders’ resolution by which the Sellers’ have approved any amendment to the Company’s Articles of Association necessary to carry out the Required Actions and permit the transfer of the Transferred Shares including the Amendment; and (3) a certified copy of the application of registration of such Amendment with competent Commercial Register of the Meiningen Local Court; and

(ii) each of the certificates and documents contemplated by Article 5.

(b) At the Closing, Buyer and CDIC will deliver to Sellers, the following:

(i) the Closing Cash Consideration and the Closing Stock Consideration in accordance with Sections 1.2(a) and (c); and

(ii) each of the certificates and documents contemplated by Article 6.

ARTICLE 2

CLOSING

The closing of the transactions provided for herein (the “Closing”) on the business day which is the fourth business day after the Sellers have delivered the Buyer and CDIC written confirmation of the successful registration of the Amendment with competent Commercial Register of the Meiningen Local Court, in form and substance acceptable to the Buyer and CDIC (the “Closing Date”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and as of the Closing Date:

3.1 Due Execution. This Agreement and the Right of First Refusal Agreement (collectively, the “Agreements”) have been duly executed and delivered by each Seller, and (assuming due execution and delivery by Buyer) such Agreements constitute valid and binding obligations of each Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

3.2 Corporate Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified could not be reasonably expected to have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or business prospects (a “Material Adverse Effect”) of the Company considered as a whole. Sellers’ Representative has heretofore delivered to Buyer complete and correct copies of the articles of association, by-laws or similar corporate organizational documents of the Company as currently in effect.

3.3 Subsidiaries and Equity Investments. The Company has no subsidiaries and is not a general partner in any partnership or coventurer in any joint venture or other business enterprise. The term “Subsidiary” means any corporation of which the Company, directly or indirectly, owns or controls capital stock representing more than twenty percent (20%) of the general voting power under ordinary circumstances of such corporation. Except as set forth in Schedule 3.3, there are no agreements relating to the voting, purchase or sale of any partnership or joint venture interest held by the Company.

3.4 Ownership of Transferred Shares. Each Seller is the lawful record and beneficial owner of that number of Shares set forth by such Seller’s name on Schedule 1.1, and such Shares set forth by its name on Schedule 1.1 are free and clear of all liens, mortgages, pledges, hypothecations, assignments, deposit arrangements, encumbrances or preferences, security agreements or other preferential arrangements (“Encumbrances”). Upon the delivery of the Transferred Shares in the manner contemplated under Section 1.3, Buyer will acquire the beneficial and legal, valid and indefeasible title to such Transferred Shares, free and clear of all Encumbrances.

3.5 Capitalization. The authorized capital of the Company consists of a total shareholding with a nominal amount of DM 150,000.00. All issued and outstanding Shares of capital have been validly issued and are fully paid and nonassessable. There are no outstanding options, warrants or other rights of any kind to acquire any additional Shares of capital of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional Shares, nor is the Company committed to issue any such option, warrant, right or security. Except as set forth in Schedule 3.5, there are no agreements relating to the voting, purchase or sale of capital stock (a) between or among the Company and any of its shareholders and (b) to Sellers’ best knowledge, between or among any of the Company’s shareholders.

3.6 No Violation. Except as set forth in Schedule 3.6, neither Seller nor the Company is subject to or bound by any provision of:

(a) any law, statute, rule, regulation or judicial or administrative decision,

(b) any articles or certificate of incorporation or by-laws,

(c) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or

(d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator that would prevent or be violated by or that would result in the creation of any Encumbrances as a result of, or under which there would be a default or right of termination as a result of, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.6, no consent, approval or authorization of or declaration or filing with any individual, corporation, partnership, trust or unincorporated organization or any government or any agency or political subdivision thereof (a “Person”) is required for the valid execution, delivery and performance by either Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.7 Litigation. Except as set forth in Schedule 3.7, there is (a) no outstanding consent, order, judgment, injunction, award or decree of any court, government or regulatory body or arbitration tribunal against or involving the Company, or any Seller in such Seller’s capacity as a shareholder of the Company, (b) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to either Sellers’ best knowledge, threatened against or involving the Company, or either Seller in such Seller’s capacity as a shareholder of the Company and (c) to either Sellers’ best knowledge, no investigation pending or threatened against or relating to the Company, or any of its officers or directors as such or any of Sellers in their capacity as shareholders (collectively, “Proceedings”). None of the foregoing Proceedings, if adversely determined against any Seller, or the Company, would have a Material Adverse Effect on the Company either singularly or in the aggregate or on the ability of Seller to consummate the transactions contemplated hereby.

3.8 Personal Property.

(a) Schedule 3.8 sets forth (i) the tangible physical assets of the Company that do not constitute real property (including machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, vehicles, buildings and fixtures) and that have a value in excess of €5,000 per item or per category of items and the location of such items, (ii) individual refundable deposits, prepaid expenses, deferred charges and “other assets” in excess of €5,000 and (iii) all loans or advances made by the Company to any Person.

(b) Except as set forth in Schedule 3.8, the Company has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances. Except as set forth in Schedule 3.8, the Company owns, has valid leasehold interests (pursuant to leases disclosed in Schedule 3.9) in or valid contractual rights pursuant to contracts disclosed in Schedule 3.20 or not required to be disclosed therein due to the Euro thresholds set forth in Section 3.20(a)(i) to use all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, the Company.

(c) The machinery, tools, equipment and other tangible physical assets of the Company (other than items of inventory) are in good working order, normal wear and tear excepted, are being used or are useful in the business of the Company at its present level of activity and are in an operating condition sufficient to conduct the business of the Company as now being conducted.

3.9 Real Property.

(a) The Company does not own any real property or interests therein other than the real property set forth in Schedule 3.9, which sets forth each and every parcel of real property or interest in, held or used by, or necessary for the conduct of the business of, the Company (the “Real Property”). Sellers’ Representative has heretofore delivered to Buyer complete and correct copies of each and every of the following, in the possession of Sellers, the Company: (i) deeds of the Real Property and all documents relating thereto, including any amendments thereto and any assignments thereof; and (ii) documents and data affording information or opinions with respect to, certifying to, or evidencing, the use, possession, restriction or regulation, if any (governmental or otherwise), and compliance with applicable laws, of the Real Property.

(b) Except as set forth in Schedule 3.9, the Company:

(i) is in peaceful and undisturbed possession of the Real Property, and there are no tenancies or similar interests in favor of third parties therein; and

(ii) has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes and other purposes necessary or incidental to the business of the Company.

(c) Neither Seller nor the Company has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting the Real Property, and to each Sellers’ best knowledge, no such proceeding has been threatened or commenced.

(d) Except as set forth in Schedule 3.9, all of the buildings, structures, improvements and fixtures used by or useful in the business of the Company, owned or leased by the Company, are in a good state of repair, maintenance and operating condition and, except as so disclosed and except for normal wear and tear, there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject the Company to liability under applicable law.

3.10 Financial Statements.

(a) Seller has heretofore furnished Buyer with copies of the following financial statements of the Company: (i) unaudited balance sheets as at December 31 for each of the fiscal years 2001, 2002 and 2003, respectively; and (ii) unaudited statements of income and unaudited statements of cash flows for each of the three (3) fiscal years ended December 31, 2001; 2002 and 2003. Except as noted therein and except for normal year-end adjustments with respect to the unaudited financial statements, all such financial statements are complete and correct, were prepared in accordance with generally accepted accounting principals currently in existence in the Federal Republic of Germany as provided in the German Commercial Code (“HGB”), consistently applied throughout the periods indicated and present fairly the consolidated financial position of the Company at such dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended.

(b) There are no liabilities, debts, obligations or claims against the Company of any nature, absolute or contingent, except (i) as and to the extent reflected or reserved against on the December 31, 2003 balance sheet noted above (the “Reference Balance Sheet”), (ii) specifically described and identified as an exception to this Section 3.10 in any of the Schedules delivered to Buyer pursuant to this Agreement, (iii) as incurred since December 31, 2003 (the “Reference Balance Sheet Date”), in the ordinary course of business consistent with prior practice and Section 3.18 hereof or (iv) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice, provided neither the Company is in default thereunder.

3.11 Books and Records. Sellers’ Representative has made and will make available for inspection by Buyer all the books of account relating to businesses of the Company. Such books of account of the Company reflect all the transactions and other matters required to be set forth under HGB applied on a consistent basis.

3.12 Tax Matters.

(a) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any taxes (including without limitation income, gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, transfer, sales, use, ad valorem, value added, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), solidarity surcharge, fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items) under any Applicable Laws to which the Company or any Seller is subject or liable for;

(ii) “Pre-Closing Periods” shall mean all Tax periods ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date;

(iii) “Returns” shall mean all returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes for any Pre-Closing Period required to be filed by any Person and relating to the Company;

(iv) the term “Tax deficiency” shall include a reduction in any net operating loss carryover.

(b) Except as set forth in Schedule 3.12:

(i) all Returns have been or will be timely filed when due in accordance with all applicable laws;

(ii) all Taxes shown on the Returns have been or will be timely paid when due;

(iii) the Returns completely, accurately and correctly reflect the facts regarding the income, properties, operations and status of any entity required to be shown thereon;

(iv) the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company for any Pre-Closing Period as reflected on the books of the Company (including without limitation the Reference Balance Sheet) are and will be adequate to cover such Taxes;

(v) there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Return or (B) for assessment or collection of any Taxes relating to the Company for any Pre-Closing Period, and no Person has been requested to enter into any such agreement or consent;

(vi) all Taxes which the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

(vii) there is no action, suit, proceeding, investigation, audit or claim currently pending or, to Sellers’ best knowledge, threatened, regarding any Taxes relating to the Company, any Seller in connection with its ownership of the Company or any group of which the Company is now or was formerly a member, for any Pre-Closing Period;

(viii) all Tax deficiencies which have been claimed, proposed or asserted against the Company, or any group of which the Company is now or was formerly a member, have been fully paid or finally settled;

(ix) there is no, and will not be any, agreement or consent regarding the settlement of Taxes affecting the Company or any Seller;

(x) there are no liens for any Tax on the assets of the Company;

(xi) there are no Tax sharing agreements to which the Company is now or ever has been a party;

(xii) except as set forth on Schedule 3.12, the Company is not required to treat any asset of the Company as owned by another Person for tax purposes;

(xiii) the Company is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any obligation that will not be fully deductible as an expense of the Company;

(xiv) the Company has not agreed, or is required, to make any adjustment by reason of a change in accounting method or otherwise;

(xv) the Company has not been included in any consolidated, affiliated, combined, unitary or other similar Tax Returns; and

(xvi) no power of attorney is currently in effect, and no Tax ruling has been requested of any governmental authority, with respect to any Tax matter relating to the Company.

3.13 Employee Matters.

(a) Schedule 3.13 attached hereto sets forth: the name, duration of employment service, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits or pay of each present employee of the Company; collective bargaining, union or other employee association agreements; employment, managerial, advisory and consulting agreements; employee confidentiality or other agreements protecting proprietary processes, formulae or information; any employee handbook(s).

(b) With respect to the Company, except as set forth in Schedule 3.13, each of the following is true:

(i) the Company is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health, and is not engaged in any unfair or illegal labor practice under any applicable laws, and there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to Sellers’ best knowledge, threatened, or, to Sellers’ best knowledge, any investigation pending or threatened against the Company relating to any thereof, and, to Sellers’ best knowledge, no basis exists for any such action, suit or legal, administrative, arbitration, grievance or other proceeding or governmental investigation;

(ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Sellers’ best knowledge, threatened against the Company;

(iii) the Company has not experienced any organized work stoppage in the last five (5) years; and

(iv) there are no charges, administrative proceedings or formal complaints of discrimination (including without limitation discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to Sellers’ best knowledge, threatened, or, to Sellers’ best knowledge, any investigation pending or threatened before any international, national, federal, state, territorial, regional or provincial or local agency or court. There have been no governmental audits of the employment practices of the Company and, to Sellers’ best knowledge, no basis for any such claim exists.

3.14 Intellectual Property.

(a) To the Seller’s knowledge, the Company owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property (defined below) necessary for the operation of the business of the Company as presently conducted. To the Seller’s knowledge, each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing. The Company has taken all reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) To the Seller’s knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers or the directors or officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of any of Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(c) Schedule 3.14(A) identifies each patent or registration that has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers’ Representative has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.14(A) also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed on commercially reasonable terms) and each material unregistered copyright used by the Company. With respect to each item of Intellectual Property required to be identified in Schedule 3.14(A) and to the Seller’s best knowledge:

(i) The Company owns and possesses all right, title, and interest in and to the item, free and clear of any Encumbrances, license, or other restriction or limitation regarding use or disclosure;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the best knowledge of any of Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(iv) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(v) no expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or the Company including without limitation, a failure by Sellers or the Company to pay any required maintenance fees).

(d) Except commercially available software used by the Company under standard purchase or licensing arrangements, Schedule 3.14(B) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Sellers’ Representative has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.14(B):

(i) to the Seller’s knowledge, and without having conducted any special research in this regard, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) to the Seller’s knowledge, and without having conducted any special research in this regard, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(iii) to the Seller’s knowledge, and without having conducted any special research in this regard, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) to the Seller’s knowledge, and without having conducted any special research in this regard, with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of any of Sellers, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(viii) The Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the knowledge of any of Sellers:

(i) The Company has not in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted;

(ii) there are no facts that indicate a likelihood of any of the foregoing; and

(iii) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(f) The Company has rendered its best efforts to maintain and protect all of the Intellectual Property of the Company and will continue to maintain and protect all of the Intellectual Property of the Company prior to Closing so as not to materially adversely affect the validity or enforceability thereof.

(g) “Intellectual Property” means all of the rights and know-how listed on Schedule 3.14.

3.15 Accounts Receivable. The accounts receivable appearing on the Reference Balance Sheet and all accounts receivable created since that date through the Closing Date represent valid obligations owing to the Company and are fully collectible by the Company, subject to the reserve for doubtful accounts appearing on the Reference Balance Sheet. The Company for the past three (3) years has been able to fully collect at least 95% of the accounts receivable created in each such year on a basis.

3.16 Inventory. Except as set forth in Schedule 3.16, the inventories of raw materials, in-process and finished products of each of the Company are in good condition, conform in all respects with the Company’s applicable specifications and warranties, are not obsolete, are useable or saleable in the ordinary course of business and, if saleable, are saleable at values not less than the book value amounts thereof. All in-process and finished products in such inventories have been produced in compliance with the Company’s applicable quality control procedures. The value of all items of obsolete materials and of materials of below standard quality has been written down to net realizable value or adequate reserves have been provided therefor. The values at which such inventories are carried are in accordance with HGB consistently applied. The amount and mix of items in the inventories of supplies, in-process and finished products is, and will be at the Closing Date, consistent with the Company’s past business practices.

3.17 No Material Change. With the exception of the payment of a dividend in the aggregate amount equal to €500,000 to the Sellers’ (the “Dividend”) since the Reference Balance Sheet Date, there has been no material adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or business prospects of the Company considered as a whole.

3.18 Absence of Change or Event. Except as set forth in Schedule 3.18, since the Reference Balance Sheet Date, the Company has conducted its business only in its ordinary course and has not:

(a) when considered as a whole, incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, in excess of €10,000 in the aggregate, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

(b) mortgaged, pledged or subjected to lien, restriction or any other Encumbrances any of the property, businesses or assets, tangible or intangible, of the Company;

(c) sold, transferred, leased to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), including the payment of any loans owed to any affiliate (including any Seller), except for inventory sold to customers or returned to vendors and payments to any non-affiliates on account of accounts payable or scheduled payments in respect of indebtedness for money borrowed disclosed on the Reference Balance Sheet or in the Schedules, in each case in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business and consistent with prior practice;

(d) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect on the Company considered as a whole;

(e) when considered as a whole, made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of €10,000;

(f) encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs;

(g) instituted any litigation, action or proceeding before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

(h) declared or paid any dividend or made any other payment or distribution in respect of its capital, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital except the payment of the Dividend in full prior to the Closing;

(i) increased the compensation of any officer, employee or agent of the Company, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business consistent with prior practice;

(j) increased promotional or advertising expenditures except in the ordinary course of business consistent with prior practice or otherwise changed its policies or practices with respect thereto; or

(k) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

3.19 Compliance With Applicable Laws; Environmental Health and Safety Matters.

(a) Except as set forth in Schedule 3.19, the operations and activities of the Company have complied and are in compliance in all respects with all applicable laws rules, orders, ordinances and regulations of the European Union, the Federal Republic of Germany (or any territorial, state, provincial or other political subdivision thereof) to which the Company is or at any time has been subject to (“Applicable Laws”), including, but not limited to, health and safety statutes and regulations and all Environmental Laws, including, but not limited to, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(b) Except as set forth in Schedule 3.19, the Company has obtained all federal, state, territorial, regional, provincial, local and foreign governmental licenses, permits and other authorizations (“Permits”) that are (i) required to operate the business of the Company, including under the Environmental Laws, for the use and operation of each location, owned, operated or leased by the Company (the “Property”) or (ii) otherwise necessary in the conduct of the business of the Company. Except as set forth in Schedule 3.19, all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and the Company is in full compliance with all terms and conditions of all such Permits.

(c) Sellers’ Representative has heretofore delivered to Buyer true and complete copies of all environmental studies made in the last ten (10) years relating to the Property or any other property or facility previously owned, operated or leased by the Company.

(d) Except as set forth in Schedule 3.19, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to Sellers’ best knowledge, threatened relating to the Company or the Property (or any other property or facility formerly owned, operated or leased by the Company).

(e) Except as set forth in Schedule 3.19, the Company has not, and, to Sellers’ knowledge, no other Person has, Released, placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes on, beneath, or adjacent to, the Property (or any other property or facility formerly owned, operated or leased by the Company ) except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment). Except as set forth in Schedule 3.19, the Company has not arranged for or permitted the disposal of, transported or handled any substance, including without limitation any hazardous substance, in a manner that has given or would give rise to any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws.

(f) Except as set forth in Schedule 3.19, no Release or Cleanup occurred at the Property (or any other property or facility formerly owned, operated or leased by the Company ) which could result in the assertion or creation of a lien on the Property by any governmental body or agency with respect thereto, nor has any such assertion of a lien been made by any governmental body or agency with respect thereto.

(g) Except as set forth in Schedule 3.19 and to the Sellers’ knowledge, no employee of the Company in the course of his or her employment with the Company has been exposed to any Hazardous Substances, Oils, Pollutants, Contaminants or other substance generated, produced or used by the Company which could give rise to any claim against the Company.

(h) Except as set forth in Schedule 3.19, the Company has not received any notice or order from any governmental agency or private or public entity advising it that the Company is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance, and the Company has not entered into any agreements concerning such Cleanup, nor is the Company aware of any facts which might reasonably give rise to such notice, order or agreement.

(i) Except as set forth in Schedule 3.19, the Property does not contain any: (i) underground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process wastewater or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed.

(j) Except as set forth in Schedule 3.19 and to the Sellers’ knowledge, with regard to the Company and the Property (or any other property or facility formerly owned, operated or leased by the Company ), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment, by the Company, of any Hazardous Substances, Oils, Pollutants or Contaminants.

(k) The Company has not entered into any agreement that may require it to pay to, reimburse, guaranty, pledge, defend, indemnify or hold harmless, any Person for or against Environmental Liabilities and Costs.

(l) The following terms shall be defined as follows:

(i) “Cleanup” means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (B) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

(ii) “Environmental Laws” means all Applicable Laws pertaining to the protection of human health or relating to pollution or protection of the environment, including without limitation laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including without limitation ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

(iii) “Environmental Liabilities and Costs” means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including without limitation all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of past or present ownership, leasing or operation of any properties owned, leased or operated by the Company, including without limitation any of the foregoing incurred in connection with the conduct of any Cleanup.

(iv) “Hazardous Substances, Oils, Pollutants or Contaminants” means all substances classified as hazardous or toxic under any Environmental Law including, without limitation, oil and petroleum products, asbestos, polychlorinated byphenyls, urea formaldehyde and other similar substances.

(v) “Release” means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including without limitation ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property, and, when used as a verb, the occurrence of any Release.

3.20 Contracts and Commitments.

(a) Schedule 3.20 sets forth each contract or agreement outstanding as of the date hereof to which the Company is a party (other than any contract or agreement required to be disclosed on any other Schedule) and which:

(i) Involves future payment or receipt of in excess of €50,000 or future performance or receipt of services or delivery or receipt of goods and materials, in each case with an aggregate value in excess of €50,000, including without limitation sale and purchase agreements, distributorship and sales representative agreements and loan agreements, notes and other financing documents or commitments to enter into any of the foregoing agreements;

(ii) is a guarantee or indemnity in respect of indebtedness of any Person (including Seller, the Company or any other affiliate of Seller) which may involve future payment in excess of €10,000 or is a mortgage, security agreement or other arrangement intended to secure indebtedness of any Person (including Seller, the Company or any other affiliate of Seller) in excess of €10,000 and creating an Encumbrances on any asset of the Company ;

(iii) is an agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of the capital stock of the Company ;

(iv) imposes a right of first refusal, option or other restriction with respect to any assets of the Company;

(v) is a loan or advance to, or investment in, any Person or an agreement, contract or commitment relating to the making of any such loan, advance or investment;

(vi) is an agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any Person; or

(vii) is a shareholders’ agreement or voting agreement.

(b) Except as set forth in Schedule 3.20:

(i) Each of the agreements set forth in Schedule 3.20 and the agreements or contracts of the Company disclosed in any other Schedule (the “Contracts”) was entered into in a bona fide transaction in the ordinary course of business and is in full force and effect. Sellers’ Representative has heretofore delivered to Buyer complete and correct copies of the Contracts. There is not under any Contract: (A) any existing default by the Company or, to Sellers’ knowledge, by any other party thereto; or (B) any event which, after notice or lapse of time or both, would constitute a default by the Company or, to Sellers’ knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of rights of the Company;

(ii) No purchase contracts or commitments of the Company continue for a period of more than twelve (12) months or are in excess of the normal, ordinary and usual requirements of business or at any excessive price;

(iii) There are no outstanding sales contracts, commitments or proposals of the Company which continue for a period of more than twelve (12) months or will result in any loss to the Company upon completion or performance thereof nor are there any outstanding contracts, bids or sales or service proposals quoting prices which will not result in a normal profit; and

(iv) The Company is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of customers or other Persons.

3.21 Insurance.

(a) Schedule 3.21 sets forth: (i) the policies of insurance presently in force and, without restricting the generality of the foregoing, those covering the Company’s public and product liability and their respective personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) the Company’s premiums and losses, by year and by type of coverage, for the past five (5) years based on information received from the Company’s insurance carrier(s); (iii) all outstanding insurance claims in excess of €10,000 by the Company for damage to or loss of property or income which have been referred to insurers or which Seller believes to be covered by commercial insurance; (iv) general comprehensive liability policies carried by the Company for the past five (5) years, including excess liability policies; and (v) any agreements, arrangements or commitments by or relating to the Company under which the Company indemnifies any other Person or is required to carry insurance for the benefit of any other Person. Seller has heretofore delivered to Buyer complete and correct copies of the policies and agreements set forth in Schedule 3.21.

(b) The insurance policies set forth in Schedule 3.21 are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party, are valid, outstanding and enforceable policies, provide adequate insurance coverage for the assets and operations of the Company, will remain in full force and effect through the respective dates set forth in Schedule 3.21 without the payment of additional premiums and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.21 identifies all risks which have been designated as being self insured. Neither the Company has been refused any insurance with respect to the respective assets or operations of the Company, nor has any such coverage been limited, by any insurance carrier to which any Seller or the Company has applied for any such insurance or with which the Company has carried insurance during the last five (5) years.

3.22 Affiliate Interests.

(a) Schedule 3.22 sets forth all amounts paid (or deemed for accounting purposes to have been paid) and services provided by the Company to, or received by the Company from, any affiliate of the Company during the last fiscal year for products or services (including any charge for administrative, purchasing, financial or other services) and all such amounts currently owed by the Company to, or to the Company by, any affiliate of the Company.

(b) Each contract, agreement or arrangement between the Company, on the one hand, and Seller or any affiliate of Seller (other than the Company ) or any stockholder, officer or director of Seller, the Company or any affiliate of a Seller, on the other hand (“Affiliate Agreements”) is described in Schedule 3.22. Except as disclosed in Schedule 3.22, each of the transactions described in Section 3.22(a) and each of the Affiliate Agreements was entered into in the ordinary course of business and on commercially reasonable terms and conditions.

(c) Except as set forth in Schedule 3.22, no stockholder, officer or director of the Company or any affiliate of any Seller has any material interest in any property, real or personal, tangible or intangible, including without limitation inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company.

3.23 Customers, Suppliers, Distributors, Etc. Except as set forth in Schedule 3.23, no supplier, customer, distributor or sales representative of the Company has canceled or otherwise terminated, or made any written threat to the Company or to any of their affiliates to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with the Company, or has at any time on or after December 31, 2002, decreased materially its services or supplies to the Company in the case of any such supplier, distributor or sales representative, or its usage of the services or products of the Company. Except as set forth in Schedule 3.23, to Sellers’ knowledge no such supplier, customer, distributor or sales representative intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be.

3.24 Absence of Questionable Payments. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any Applicable Laws. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts, or expenditures.

3.25 Products.

(a) Schedule 3.25 sets forth: (i) all claims asserted or, to Sellers’ knowledge, threatened at any time during the past five (5) years against the Company in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by the Company, together with a description of each such claim or action initiated with respect thereto and the disposition thereof; and (ii) all express warranties and disclaimers of warranty used by the Company in connection with the products or services provided by the Company.

(b) The Company has not experienced any product recall in any of the past five (5) years.

(c) No service provided and no product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.25.

3.26 Disclosure.

(a) No representations or warranties by any Seller in this Agreement, including the Schedules, and no statement contained in any document (including without limitation the financial statements, certificates or other writing furnished or to be furnished by such Seller to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby), contains any untrue statement of material fact or omits any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no fact known to any Seller which has or could have a Material Adverse Effect on the Company considered as a whole, which has not been set forth in this Agreement, including any Schedule, the financial statements referred to in Section 3.10 (including the footnotes thereto), any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of such Seller or by any director or officer of the Company in connection with the transactions contemplated by this Agreement.

(b) Each Seller has furnished or caused to be furnished to Buyer complete and correct copies of all agreements, instruments and documents set forth on a Schedule or underlying a disclosure set forth on a Schedule. Each of the Schedules is complete and correct.

3.27 Investment Representations. Each Seller understands that the CDIC Stock has not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”). Each Seller also understands that the CDIC Stock is being issued pursuant to an exemption from registration contained in the Securities Act based in part upon such Seller’s representation that each such Seller:

(a) has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to CDIC so that it is capable of evaluating the merits and risks of its investment in CDIC and has the capacity to protect its own interests;

(b) must bear the economic risk of this investment;

(c) is acquiring the CDIC Stock for his own account for investment only, and not with a view towards their distribution;

(d) represents that by reason of his business experience, he has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement;

(e) has received and read CDIC’s recent annual and quarter reports filed with the United Stated Securities and Exchange Commission and CDIC’s financial statements contained therein, has had an opportunity to discuss CDIC’s business, management and financial affairs with directors, officers and management of CDIC, and has had the opportunity to ask questions of, and receive answers from, CDIC and its management regarding the terms and conditions of an investment in the CDIC Stock;

(f) acknowledges and agrees that the CDIC Stock is “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of CDIC Stock purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about CDIC, the resale occurring following the required holding period under Rule 144 and the number of CDIC Stock being sold during any three-month period not exceeding specified limitations;

(g) hereby represents that he has satisfied himself as to the full observance of the laws of his jurisdiction in connection with any invitation to subscribe for the CDIC Stock or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the CDIC Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the CDIC Stock; and

(h) confirms that the transfer of the CDIC Stock will not violate any applicable securities or other laws of Seller’s jurisdiction.

3.28 Sellers’ Knowledge. The term “Sellers’ knowledge” shall mean the actual knowledge of Seller after reasonable inquiry.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and CDIC represent and warrant to Sellers that the statements contained in this Article 4 are correct and complete as of the date of this Agreement:

4.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Germany.

4.2 Corporate Authority. Buyer has full corporate power and authority to enter into the Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of the Agreements have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other Agreements will be as of the Closing Date, duly executed and delivered by Buyer, and (assuming due execution and delivery by Sellers) this Agreement constitutes, and each of the other Agreements when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

4.3 No Violation. Except as set forth in Schedule 4.3, Buyer is not subject to or bound by any provision of:

(a) any law, statute, rule, regulation or judicial or administrative decision;

(b) any articles or certificate of incorporation or by-laws;

(c) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction; or

(d) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. Except as set forth in Schedule 4.3, no consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 5

CONDITIONS PRECEDENT OF BUYER

Buyer need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled:

5.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Sellers contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects and (b) Sellers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date, and Buyer shall have been furnished with a certificate of Sellers, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 5.1.

5.2 Right of First Refusal Agreement. Each Seller shall have entered into the Right of First Refusal, Co-Sale and Bring-Along Agreement (the “Right of First Refusal Agreement”) Restriction Agreement with the Buyer, in substantially the form attached hereto as Exhibit A.

5.3 Co-Sale Agreement. Each Seller and CDIC shall have entered into a Co-Sale Agreement (“Co-Sale Agreement”) in substantially the form attached hereto as Exhibit B.

5.4 No Actions. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against CDIC, Buyer, Sellers, the Company or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

5.5 Consents. All consents of third parties, including without limitation governmental authorities and non-governmental self-regulatory agencies, and all filings with and notifications to governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Buyer, Sellers, or the Company necessary on the part of Buyer, Sellers, or the Company to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the respective businesses of Buyer, or the Company in substantially the same manner after the Closing Date as theretofore conducted, other than routine post-closing notifications or filings, shall have been obtained or effected.

5.6 Satisfactory Investigation. Buyer shall have satisfactorily completed its investigation of the business, assets and financial condition of the Company in connection with the transactions contemplated hereby and shall have been satisfied with such results. Buyer shall have satisfactorily completed its investigation of any event or condition arising or discovered after the date of this Agreement that could reasonably be expected to result in a failure of any of Buyer’s conditions hereunder to be fulfilled.

5.7 Agreements. Each of the employees of the Company who is to continue employment service with the Company after the Closing shall have entered into confidentiality and non-competition agreements with the Company and/or Buyer that are satisfactory to the Buyer.

5.8 Material Adverse Change. There shall have been not material adverse change in the Company’s financial condition, assets, liabilities (contingent or otherwise), results of operations, business or business prospects of the Company since the Reference Balance Sheet Date.

5.9 Certificate of Registration with Commercial Register. Sellers shall have delivered to Buyer copies of the certificate of the registration of the Amendment with competent Commercial Register with the Meiningen Local Court.

5.10 Delivery of Closing Balance Sheet. Buyer shall have received a closing balance sheet from the Sellers indicating the balance sheet of the Company as at the Closing.

ARTICLE 6

CONDITIONS PRECEDENT OF SELLERS

Sellers need not consummate the transactions contemplated hereby unless the following conditions shall be fulfilled:

6.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Buyer and CDIC contained in this Agreement or in any certificate or document delivered to Sellers pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all respects and (b) Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Sellers shall have been furnished a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 6.1.

6.2 No Actions. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Seller or any of its principals, officers or directors seeking to restrain, prevent, or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

6.3 Consents. All consents of third parties including without limitation governmental authorities and non-governmental self-regulatory agencies, and all filings with and notifications to governmental authorities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Seller, necessary on the part of Seller to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than routine post-closing notifications or filings, shall have been obtained or effected.

6.4 Right of First Refusal Agreement. The Buyer shall have entered into the Right of First Refusal Agreement.

6.5 Co-Sale Agreement. Each Seller and CDIC shall have entered into the Co-Sale Agreement.

6.6 Employment Agreement. The parties will have caused the Company to enter into an Employment Agreement with Solbrig at the Closing substantially in the form of Exhibit C.

6.7 Bank Guaranty. The Buyer shall provide the Sellers with a letter of credit which shall be made in favor of the Sellers in order to guaranty the prompt and full payment of the Deferred Cash Consideration, all in form and substance satisfactory to the Sellers, substantially in the form of Exhibit D.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by the Sellers for Breach.

(a) The Sellers shall, severally but not jointly, indemnify and hold harmless CDIC, Buyer and the Company, and their directors, officers, partners, employees, agents and representatives (collectively the “Buyer Indemnified Parties”), from and against any and all damages suffered or incurred by any Buyer Indemnified Party relating to, attributable to, resulting from, arising out of or based on:

(i) any breach of any representation or warranty made by the Sellers in this Agreement; or

(ii) any failure by the Sellers or the Company to perform duly and punctually any covenant, agreement or undertaking to be performed following Closing pursuant to this Agreement or the Right of First Refusal Agreement; or

(iii) any obligation or liability which is suffered or incurred by the Company from its operations conducted prior to the Closing Date which is not accounted for in the Reference Balance Sheet or otherwise disclosed in Schedule 3.18 hereof; or

(iv) any obligation of the Company to pay any brokerage commission, finder’s fee or other like payment in connection with the consummation of the transactions contemplated hereby.

For purposes of this Section 7.1, a breach of a representation or warranty contained in this Agreement or a Company Related Document shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, it being the intention of the parties hereto that the Buyer Indemnified Parties shall be indemnified and held harmless from and against any and all Damages suffered or incurred by any of them arising out of, based on or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality set forth therein.

(b) Limitation on Liability of the Sellers.

(i) Each Buyer Indemnified Party entitled to indemnification for any Damages suffered or incurred by such Person, relating to, attributable to, resulting from arising out of or based upon any breach of any representation or warranty made by the Company or the Sellers in this Agreement or any Company Related Document shall be entitled to such indemnification for the full amount of all such Damages (subject to Section 7.1(b)(ii)); provided, however, that no claim for Damages shall be made under this Section 7.1(b)(i) unless and until the aggregate of all claims for Damages in excess of €25,000 per claim under this Section 7.1 exceeds €50,000 in the aggregate (the “Threshold Amount”). To the extent that claims, individually or in the aggregate, exceed the Threshold Amount, the Buyer Indemnified Party or Parties making claims hereunder shall be indemnified for the full amount of such Damages without regard to the Threshold Amount (subject to Section 7.1(b)(ii) below).

(ii) Buyer Indemnified Parties shall be indemnified for Damages under Section 7.1 for the full amount of all such Damages; provided, however, that the maximum liability of each Seller, individually, shall not exceed the Consideration received for such Seller’s Transferred Shares.

(iii) In calculating the amount of Damages claimed by any Buyer Indemnified Party under this Agreement, the amount of any Damages recoverable shall be reduced by any amounts received by any third party insurance provider with respect to such Damages; provided, however, in determining the amounts received from any such insurance provider, there shall be deducted therefrom any retrospective or prospective increase in premiums or self insured retentions resulting from or arising out of the events giving rise to Damages.

(iv) Any Damages payable to the Buyer Indemnified Parties under this Section 7.1 shall be satisfied from the following sources in the order of priority indicated below:

(A) First, as a setoff to the amounts due of Deferred Cash Consideration; and

(B) Second, by cash payments from the Sellers (subject to Section 7.1(b)(ii)).

7.2 Indemnification Procedure. For the purposes of administering indemnification Claims under this Agreement by any Indemnitee, the following procedures shall apply:

(a) Indemnitee shall notify the Indemnitor of any Indemnification Event in writing within 30 days following the receipt of notice of the commencement of any action or proceeding, or within 60 days following the receipt of notice of the commencement of any action or proceeding, or within 60 days after otherwise becoming aware of the existence of events or circumstances giving rise to indemnification hereunder (any 30 or 60 day notification requirement shall begin to run, in the case of a claim which is amended so as to give rise to an amended Indemnification Event, from the first day such claim is amended to include any claim which is an Indemnification Event hereunder) such notice to describe in reasonable detail the basis of such Indemnification Event. The failure to give notice as required by this Section 7.2(a) in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor is materially prejudiced and adversely affected by the failure of Indemnitee to give notice in a timely fashion as required by this Section 7.2(a).

(b) The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding, or to participate in any negotiations or proceedings to settle or otherwise eliminate any claim, if it shall provide Indemnitee a written acknowledgement of its liability for the indemnity against Damages relating to such action, proceeding or claim. Notwithstanding the foregoing, Indemnitee shall have the sole right, with counsel of its choice, to defend, settle or otherwise dispose of in its sole discretion, any action, claim or proceeding that constitutes a Non-Assumable Claim, and the Indemnitor shall not be entitled to assume the defense thereof; provided, however, that in the case of any settlement of a Non-Assumable Claim requiring the payment by the Indemnitor of a monetary amount or the entry of an injunction that would bind the Indemnitor, the agreement to pay such monetary amount or to be bound by such injunction shall be subject to the prior written consent or agreement of the Indemnitor (which consent shall not be unreasonably withheld or delayed). If the Indemnitor assumes the defense or settlement or any such negotiations hereunder, it shall pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 15 business days of the notification referred to above to assume the defense with respect to an Indemnification Event or fails to use its reasonable best efforts to diligently defend an Indemnification Event, Indemnitee may engage counsel to defend, settle or otherwise dispose of such action, proceeding or claim, which counsel shall be reasonably satisfactory to the Indemnitor.

(c) In cases where the Indemnitor has assumed (to the extent permitted above) the defense or settlement with respect to an Indemnification Event, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing;

provided, however, that: (A) Indemnitee (and its counsel shall be entitled to continue to participate at their own cost (except as provided below) in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; (B) the Indemnitor shall not be entitled to settle or compromise any such action, proceeding or claim without the consent or agreement of Indemnitee (which consent will not be unreasonably withheld or delayed); and (C) after written notice by the Indemnitor to Indemnitee of its election to assume (to the extent permitted above) control of the defense of any claim, the Indemnitor shall not be liable to the Indemnitee hereunder for any attorneys’ fees and disbursements subsequently incurred by Indemnitee in connection therewith (except as provided below).

(d) In the event indemnification against any claim, including pending and threatened claims is requested, the Indemnitee and the Indemnitor shall reasonably cooperate in the defense of the claim that is the subject of such indemnification request and the Indemnitor, its representatives and agents shall have access to the premises, books and records of the Indemnitee seeking such indemnification and its Affiliate to the extent reasonably necessary to assist it in defending or settling (to the extent permitted above) any action, proceeding or claim against such indemnified party in respect of a claim for which indemnification has been requested; provided, however, that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Indemnitee. Except as reasonably necessary to assist it in defending or settling such action, proceeding or claim, the Indemnitee shall not be required to disclose any information with respect to itself or any of its Affiliates (or former Affiliates), and the Indemnitee shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless otherwise required or reasonably necessary in the defense of any claim to be indemnified hereunder.

(e) Notwithstanding any other provision of this Article 7, the Indemnitor shall be liable for (and continue to pay) the reasonable fees and expenses of counsel employed by the Indemnitee, as and when such expenses are incurred promptly upon presentation of invoices therefor, to the extent that (A) the Indemnitor has not employed counsel reasonably acceptable to Indemnitee to assume the defense of any Indemnification Event within a reasonable time after receiving notice of the commencement of the Indemnification Event, or (B) the employment of counsel and the amount reimbursable therefor by Indemnitee have been authorized in writing by the Indemnitor, or (C) representation of the Indemnitor and the Indemnitee by the same counsel would, in the opinion of counsel to Indemnitee, constitute a conflict of interest (in which case the Indemnitor will not have the right to direct the defense of such action on behalf of the Indemnitee), or (D) such counsel’s participation relates to a claim or defense that the Indemnitee has, that the Indemnitor does not have, or (E) such fees and expenses relating to discovery against or testimony of such Indemnitee or to participation of such Indemnitee’s own counsel in such discovery and testimony.

(f) Any amount of Damages owed to an Indemnitee pursuant to the provisions of this Article 7 shall be paid promptly to the Indemnitee or Indemnitees to whom such Damages are due.

7.3 Tax Indemnification.

(a) The Sellers, severally and not jointly, agree to be responsible for and to indemnify and hold the Buyer Indemnified Parties harmless from any and all Taxes, penalties or recapture of asset write downs that may be imposed upon or assessed against the Company or the assets thereof with respect to all taxable periods ended on or ending prior to the Closing Date; provided, however, that the Sellers shall not be responsible for such Taxes unless and until the aggregate of all such Taxes is in excess of €25,000 at which time the Sellers shall be responsible for the full amount of such Taxes.

(b) Buyer agrees to indemnify and hold harmless the Sellers from and against any and all Taxes of the Company with respect to any taxable period of the Company beginning after the Closing Date.

(c) Any claim for indemnity under this Section 7.3 may be made at any time prior to the lapse of six months after the expiration of the applicable statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

7.4 Treatment of Indemnity Payments. Any payment under this Article 7 shall be treated for federal, state and local income tax purposes (whether foreign or domestic) as a non-taxable reimbursement or purchase price adjustment, except to the extent that a contrary treatment is required by law.

7.5 Definitions. The following terms have the meanings set forth below for purposes of this Agreement:

(a) “Claim” means any claim for indemnification properly made in accordance with the terms of this Agreement.

(b) “Damages” means, with respect to any right to indemnity, any and all losses (including, but not limited to, liquidated damages and any environmental loss, Tax, interest and penalties on Tax, and the loss, reduction, limitation or unavailability of any tax loss or other tax attribute), claims, damages, deficiencies, liabilities, obligations, judgments, equitable relief granted, settlements, assessments, compromises, awards (including back pay awards), demands, offsets, counterclaims, actions or proceedings, costs, expenses and attorneys’ fees (including, but not limited to, any such costs, expenses and attorneys’ and experts fees and expenses incurred in connection therewith in enforcing any right of indemnification against any Indemnitor or with respect to any appeal), interest and penalties, if any.

(c) “Final Determination” shall mean a final judgment of a court of competent jurisdiction or an administrative agency having the authority to determine the amounts of, and liability with respect to, the item resulting in Damages for which reimbursement is sought hereunder and the denial of, or expiration of all rights to, appeal related thereto, and establishing an Indemnitee’s right to reimbursement.

(d) “Indemnification Event” means any event, action, circumstance, proceeding, suit or claim for which a Person is entitled to indemnification under this Agreement.

(e) “Indemnitee” means the indemnified Person in the case of any obligation to indemnify pursuant to the terms of this Agreement.

(f) “Indemnitor” means the indemnifying Person in the case of any obligation to indemnify pursuant to the terms of this Agreement.

(g) “Non-Assumable Claim” shall mean any claim, action or proceeding (i) involving any nation, union of nations, federal, provincial, state or local subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government, (ii) seeking injunctive relief, (iii) involving allegations of criminal activities or violations of any Applicable Laws regarding securities or antitrust or (v) the amount of which exceeds, in whole or in part, the limitations set forth in Section 7.1(b)(ii).

(h) “Pending Claims” shall mean unresolved Claims that are the subject of indemnification claims properly delivered under Section 7.3.

7.6 Expenses. All legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. For the avoidance of doubt, the Company shall not be responsible for any legal fees incurred by the Buyer or the Sellers in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company shall incur the costs of notarization of any shareholder resolutions or amendments to its articles in anticipation of consummation of this transaction. Notwithstanding the foregoing to the contrary, Buyer shall be solely responsible for any fees or expenses associated with the notarization of this Agreement, the Right of First Refusal Agreement and the Co-Sale Agreement.

ARTICLE 8

8.1 Sellers’ Covenants. Sellers covenant and agree to consolidate the shares held by Solbrig, to redeem the shares held by the Company, to express the consent to the division of the Transferred Shares on behalf of the shareholders as well as on behalf of the Company in a shareholders resolution and to amend the Articles of the Company in a way that results in sec. 10 (3) of such Articles shall then provide that divided shares need to be divisible by DM 100 and Sec 8 (3) of such Articles shall then provide that there will be one vote for every DM 100 of a share, and to file the application for registration of such changes with the competent Commercial Register to become effective and to do all efforts to have these amendments registered. The costs for the resolutions to be passed and the applications to be filed, including notarial costs, shall be borne by the Sellers. Buyer and Sellers further agree to execute any determination issued by the Aufbaubank of the State of Thuringia in connection with certain liabilities to reimburse any grants made thereby to the Company.

8.2 Survival of Representations, Warranties and Covenants of the Sellers

(a) The representations and warranties of the Sellers shall survive for eighteen (18) months after the Closing Date; provided, however, that the representations and warranties contained in Section 3.12 shall survive the Closing until six months after the expiration of the last day on which any Tax may be validly assessed by any governmental entity against the Company or the Sellers; the representations contained in Section 3.19 shall survive the Closing until six months after the expiration of the last day on which claims may validly be asserted against the Company or the Sellers under the Environmental Laws; and the representations and warranties contained in Sections 3.1, 3.4 and 3.6 shall survive indefinitely.

(b) Any claims for breach of representations and warranties brought prior to the expiration of the period set forth in Section 8.1(a) shall be deemed timely made whether or not such claim is resolved prior to the expiration of the applicable period.

(c) The covenants of the Sellers contained in this Agreement shall survive the Closing without limitation.

8.3 Survival of Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer in this Agreement and in the Buyer Related Documents shall survive for eighteen (18) months after the Closing Date. The covenants of Buyer contained in this Agreement shall survive the Closing without limitation.

ARTICLE 9

9.1 Buyer’s Covenants. The Buyer hereby agrees that it shall, from the Closing and for a period of at least 5 years after the Closing:

(a) not permit the Company to close its business or otherwise cease to operate;

(b) not permit the Company to sell or otherwise transfer all or substantially all of the assets of the Company to another person;

(c) cause the Company to maintain at least eight (8) full time employees; and

(d) ensure that at least 50% of the Company’s sales volume is based on the sales of medical equipment.

9.2 Indemnification; Exclusive Remedy. Buyer and CDIC agree they shall jointly and severally indemnify the Sellers for any obligations which shall arise after the Closing by reason of the Thüringer Aufbaubank asserting a claim against the Sellers pursuant to the Accession to the Obligations of July 31/August 10, 2001 for restitution for public subsidies granted to the Company. This indemnification shall constitute the sole and exclusive remedy of the Sellers to any breach of Section 9.1 above by the Buyer.

ARTICLE 10

DEFINITIONS

10.1 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Section

Affiliate Agreements	3.22(b)
Agreement	Preamble
Agreements	3.1
Applicable Laws	3.19
Assumption Agreement	5.3
Buyer	Preamble
Buyer Indemnified Parties	7.1(a)
CDIC	1.2(c)
CDIC Stock	1.2(c)
Claim	7.5(a)
Cleanup	3.19(m)(i)
Closing	2.1
Closing Cash Consideration	1.2(a)
Closing Date	2.1
Closing Stock Consideration	1.2(c)
Company	Recitals
Consideration	1.2
Contracts	3.20(b)(i)
Damages	7.5(b)
Deferred Cash Consideration	1.2(b)
Dispute	12.11(a)
Dividend	3.18(h)
Encumbrances	3.4
Environmental Laws	3.19(m)(ii)
Environmental Liabilities and Costs	3.19(m)(iii)
Final Determination	7.5(c)
HGB	3.10(a)
Hazardous Substances, Oils, Pollutants or Contaminants	3.19(m)(iv)
Indemnification Event	7.5(d)
Indemnitee	7.5(e)
Indemnitees	7.5(f)
Institute	12.11(b)
Intellectual Property	3.14(g)
Material Adverse Effect	3.2
Non-Assessable Claim	7.5(g)
Pending Claims	7.5(h)
Permits	3.19(b)
Person	3.6

Term	Section
Pre-Closing Periods	3.12(a)(ii)
Proceedings	3.7
Property	3.19(c)
Real Property	3.9(a)
Reference Balance Sheet	3.10(b)
Reference Balance Sheet Date	3.10(b)
Release	3.19(m)(v)
Representatives	12.11(a)
Returns	3.12(a)(iii)
Right of First Refusal Agreement	5.2
Securities Act	3.27
Seller	Preamble
Sellers	Preamble
Sellers’ Representative	Recitals
Shares	Recitals
Subsidiary	3.3
Tax	3.12(a)(i)
Tax deficiency	3.12(a)(v)
Taxes	3.12(a)(i)
Threshold Amount	7.1(b)(i)
Transferred Shares	1.1

ARTICLE 11

MISCELLANEOUS

11.1 Cooperation. Each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all actions, to cooperate with the other party hereto with respect to all actions, and to do or cause to be done all things necessary, proper or advisable, to consummate and make effective the transactions contemplated by this Agreement.

11.2 Waiver. Any failure of a Seller to comply with any of its obligations or agreements herein contained may be waived only in writing by Buyer. Any failure of Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by each Seller.

11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

(a)	If to Sellers, to:

Dr. Peter Schneider

Margartenweg 2

D-98527 Suhl, Germany

Dr. Olaf Solbrig

Friedrich-Eck-Strasse 10

D-98704 Langewiessen, Germany

(with a copy to)

Weitnauer Rechtsanwälte

Französische Str. 13

10117 Berlin

Telecopier: (30) 2309677-0

Telephone: (30) 2309677-99

Attention: Hans-Eric Rasmussen-Bonne

(b)	If to Buyer, to:

c/o CardioDynamics International Corporation

6175 Nancy Ridge Drive

San Diego, CA 92121

Telecopier: (858) 535-0055

Telephone: (858) 535-0202

Attention: Michael Perry

(with a copy to)

Pillsbury Winthrop LLP

101 West Broadway, Suite 1800

San Diego, CA 92101-8219

Telecopier: (619) 236-1995

Telephone: (619) 234-5000

Attention: David R. Snyder

Such names and addresses may be changed by written notice to each person listed above.

11.4 Governing Law and Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal substantial laws and not the choice of law rules of the State of California.

(b) Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of California, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL

PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT.

11.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.6 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Entire Agreement . This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

11.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

11.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections 7.1 and 7.2, the other Buyer Indemnified Parties and Seller Indemnified Parties) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.10 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties provided that Buyer (i) may grant a security interest in its rights under this Agreement to its lender(s) as security for Buyer’s obligations to such lender(s) (and such lender(s) may exercise their rights and remedies with respect to such security interest) and (ii) may assign its rights under the Agreement to any affiliate of Buyer.

11.11 Dispute Resolution.

(a) In the event of any dispute or disagreement between any of the Parties following the Closing as to the interpretation of any provision of this Agreement, the performance of any obligation hereunder or any claim for indemnity under Article 8 above (in any event, a “Dispute”), the matter, upon the written request of any Party, shall be referred to representatives of the Parties for decision (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the Dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of the Parties shall be free to exercise the remedies available to it under Section 10.11(b) below.

(b) Any Dispute that cannot be resolved by negotiation pursuant to Section 10.11(a) above shall be settled exclusively by arbitration in San Diego, California (i.e., such arbitration shall be the sole and exclusive remedy with respect to any Dispute). Such arbitration shall be administered by the Center for Public Resources Institute for Dispute

Resolution (the “Institute”) in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided herein) by one (1) independent and impartial arbitrator who shall be selected and mutually approved by the Buyer and the Sellers’ Representative in accordance with such Rules. Notwithstanding any other provision herein to the contrary, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1, et seq. The fees and expenses of the Institute and the arbitrator shall be shared equally by the Buyer on the one hand and the Sellers on the other hand and advanced by them from time to time as required; provided, however, that at the conclusion of the arbitration, the arbitrator shall award costs and expenses of the arbitration (including, without limitation, reasonable attorneys’ fees) and interest at the prime rate as announced from time to time in The Wall Street Journal. The arbitrator shall be expressly empowered to determine the amount of any Damages subject to indemnification hereunder in accordance with the terms and provisions of this Agreement. Notwithstanding any provision herein to the contrary, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such Party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review (absent manifest error), and judgment thereon may be entered in any court of competent jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

NECKARBURG 26. VV GmbH (to be known in the future as CARDIODYNAMICS MANAGEMENT GmbH)

By:	/s/ Richard Trayler
	Name:	Richard Trayler
	Title:	V.P. of International Operations

PARENT:

CARDIODYNAMICS INTERNATIONAL CORPORATION

By:	/s/ Richard Trayler
	Name:	Richard Trayler
	Title:	V.P. of International Operations

SELLERS:

/s/ Olaf Solbrig
Olaf Solbrig

/s/ Peter Schneider
Peter Schneider